EXHIBIT 10.1	EXECUTION VERSION

CREDIT AGREEMENT

dated as of July 17, 2017

among

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC,

as the Borrower

CERTAIN AFFILIATES AND SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,
as the Guarantors

and

SUNTRUST BANK,

as the Lender

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Schedules

Schedule 4.15	-	Subsidiaries
Schedule 4.17-1	-	Locations of Real Property
Schedule 4.17-2	-	Locations of Chief Executive Office, Taxpayer Identification Number, Etc.
Schedule 4.17-3	-	Changes in Legal Name, State of Formation and Structure
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Conversion/Continuation
Exhibit 2.7	-	Form of Note
Exhibit 5.1	-	Form of Compliance Certificate
Exhibit 5.10	-	Form of Guarantor Joinder Agreement

iv

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of July 17, 2017, by and among HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (defined herein) and SUNTRUST BANK, as the lender (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender provide, in its favor, a $30,000,000 revolving credit facility;

WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to establish the requested revolving credit facility in favor of the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

Article I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Accurate Applicable Margin” shall have the meaning set forth in the definition of “Applicable Margin”.

“Acquired Business” shall mean the entity or assets acquired by the Borrower or any Subsidiary in an Acquisition on or after the date hereof.

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary) that constitute all or a substantial portion of the assets of such Person or a division or business unit of such Person.

“Adjusted LIBOR” shall mean, with respect to each Interest Period for a Eurodollar Loan, (a) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or, if such service is not available, on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Lender from time to time) at approximately11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that if the rate referred to in clause (a) above is not available at any such time for any reason, then the rate referred to in clause (a) shall instead be the interest rate per annum, as determined by the Lender, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Lender at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period. Notwithstanding anything to the contrary in the foregoing, if Adjusted LIBOR is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitments” shall mean the Revolving Commitments of the Lender at any time outstanding. On the Closing Date, the aggregate amount of the Aggregate Revolving Commitments is Thirty Million Dollars ($30,000,000).

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Anti-Corruption Laws” shall mean all Laws applicable to the Loan Parties and their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Insurance Regulatory Authority” means, with respect to any Insurance Brokerage Entity, the Governmental Authority located in (a) the jurisdiction in which such Insurance Brokerage Entity is domiciled or (b) such other jurisdiction which due to the nature of such Insurance Brokerage Entity’s activities, has regulatory authority over such Person, and any federal Governmental Authority regulating the insurance industry and/or the insurance brokerage industry.

“Applicable Margin” shall mean, as of any date, a percentage per annum determined by reference to the applicable Consolidated Total Leverage Ratio in effect on such date as set forth in the table below; provided, that a change in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Loan Parties shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level 3 as set forth in the table below until the second Business Day after which such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the second Business Day after which the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2017 are required to be delivered shall be at Level 1 as set forth in the table below. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth in the table below (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (a) the Borrower shall immediately deliver to the Lender a correct financial statement or Compliance Certificate, as the case may be, for such period, (b) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth in the table below for such period and (c) the Borrower shall immediately pay to the Lender the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Lender with respect to Section 2.9(c) or Article VIII.

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Level	Consolidated Total Leverage Ratio	Eurodollar Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	< 1.00 to 1.0	1.75%	0.75%	0.20%
2	>1.00 to 1.0 but < 2.00 to 1.0	2.00%	1.00%	0.25%
3	> 2.00 to 1.0	2.25%	1.25%	0.30%

The “Applicable Margin” for any Incremental Term Loan shall be the percentage per annum provided in the definitive documentation for such Incremental Term Loan.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Asset Sale” shall mean the sale, transfer, license, lease or other disposition of any property by the Parent or any Subsidiary, including any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale of inventory in the ordinary course of business; (b) the sale or disposition for fair market value of obsolete or worn out property or other property not necessary for operations of the Parent and its Subsidiaries disposed of in the ordinary course of business; (c) the disposition of property (including the cancellation of Indebtedness permitted by Section 7.4(d)) to the Parent or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business or not interfering in any material respect with the business of the Parent or any Subsidiary; (f) the sale or disposition of Cash Equivalents for fair market value in the ordinary course of business and (g) the disposition of shares of Capital Stock of any Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean the Lender or an Affiliate of the Lender that provides or has provided any Bank Products to any Loan Party. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Section 10.4 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such Person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Lender.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (“ACH”) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

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“Base Rate” shall mean the highest of (a) the rate which the Lender announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (c) the One Month LIBOR Index Rate plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Lender’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Lender may make commercial loans or other loans at rates of interest at, above, or below the Lender’s prime lending rate. Notwithstanding anything to the contrary in the foregoing, if the Base Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day other than (a) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or Tampa, Florida are authorized or required by Law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“California Property” shall mean that certain leasehold interest in the real property located at 444 Castro Street, Mountain View, California 94041.

“Capital Expenditures” shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Parent and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Parent for such period and (b) Capital Lease Obligations incurred by the Parent and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person prepared in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, to the Lender pursuant to documentation in form and substance, reasonably satisfactory to the Lender (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning).

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“Cash Equivalents” shall mean:

(a) securities that are the direct obligations of, or obligations the timely payment of principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) Investments in commercial paper having, at the time of acquisition thereof, a credit rating of at least A1 from S&P and at least P1 from Moody’s and in either case maturing within 270 days from the date of acquisition thereof;

(c) Investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States or any state thereof; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Lender can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A1 from S&P and at least P1 from Moody’s;

(d) Investments in fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) mutual funds investing solely in any one or more of the Cash Equivalents described in clauses (a) through (d) above;

provided; if either of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P as the case may be.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) a direct or indirect change in ownership or control of the Parent effected through one transaction or a series of related transactions within a 12-month period, whereby any “person” (as used within the Exchange Act) or any two or more persons deemed to be one “person” or “group” (in each case, as used within the Exchange Act) other than the Parent or an employee benefit plan maintained by the Parent, directly or indirectly acquire or maintain “beneficial ownership” (as used within the Exchange Act) of securities of the Parent constituting more than 30% of the total combined voting power of the Parent’s equity securities outstanding immediately after such acquisition; or (b) at any time during a period of 18 consecutive months, individuals who at the beginning of such period constituted the board of directors of Parent cease for any reason to constitute a majority of members of the board of directors of the Parent; provided, however, that any new member of the board of directors of the Parent whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, shall be considered as though such individual were a member of the board of directors of the Parent at the beginning of the period; or (c) the Parent shall cease to own and control, of record and beneficially, directly or indirectly, 75% of the outstanding Capital Stock of the Borrower; or (d) the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of each Guarantor (excluding the Parent) entitled to vote.

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“Change in Law” shall mean (a) the adoption of any applicable Law after the date of this Agreement, (b) any change in any applicable Law after the date of this Agreement, or (c) compliance by the Lender (or for purposes of Section 2.15(b), by the Parent Company of the Lender, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Incremental Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or an Incremental Term Loan Commitment.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean a collective reference to all real and personal property with respect to which Liens in favor of the Lender, for the benefit of itself and the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” shall mean a collective reference to the Security Agreement and any other agreement or document executed and delivered by any Loan Party to the Lender pursuant to Section 5.11 that creates or purports to create a Lien in favor of the Lender or other holder of the Obligations.

“Commitment” shall mean a Revolving Commitment or an Incremental Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Commitment Fee” shall have the meaning set forth in Section 2.11(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Parent in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1.

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“Consolidated EBITDA” shall mean, for the Parent and its Subsidiaries for any period, determined on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, without duplication, (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, (iv) non-cash charges, expenses or losses (including, without limitation, non-cash costs and/or expenses incurred pursuant to any management equity plan, stock option plan or any other stock subscription or shareholder agreement but excluding (A) any regular operating non-cash charge, loss or expense that is an accrual of a reserve for a cash expense or payment to be made, or anticipated to be made, in a future period and (B) any expenses or charges related to accounts receivable), (v) reasonable and documented costs, fees and expenses incurred on or before the date that is ninety (90) days after Closing Date in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents, (vi) liability adjustments (or minus gains) under the Tax Receivable Agreement, (vii) reasonable and documented out-of-pocket fees and expenses incurred in connection with (A) Acquisitions (whether consummated or not) and any attempted or consummated sale, issuance or disposition of Capital Stock or Investments permitted hereunder, including secondary offerings of Class B Shares (as defined in the Exchange Agreement) and (B) one-time regulatory fines or penalties, restructuring, severance and headcount reductions; provided, that the aggregate amount of all such fees and expenses with respect to the items described in this clause (vii) shall not exceed twenty-five percent (25.0%) of Consolidated EBITDA for the period of four (4) Fiscal Quarters most recently ended (determined prior to giving effect to such add-backs) and (viii) other cash charges acceptable to the Lender minus (c) to the extent included in calculating Consolidated Net Income, any non-cash gains.

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) Fiscal Quarters most recently ended less to the extent included in Consolidated EBITDA, depreciation and amortization for the period of four (4) Fiscal Quarters most recently ended to (b) Consolidated Interest Expense for the period of four (4) Fiscal Quarters most recently ended.

“Consolidated Interest Expense” shall mean, for the Parent and its Subsidiaries for any period determined on a consolidated basis, the sum of (a) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for the Parent and its Subsidiaries for any period determined on a consolidated basis, the net income (or loss) of the Parent and its Subsidiaries for such period but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets and (c) any equity interest of the Parent or any Subsidiary of the Parent in the unremitted earnings of any Person that is not a Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Parent and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (i) of the definition thereto.

“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four (4) Fiscal Quarters most recently ended.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Credit Event” shall mean the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

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“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.9(c).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Environmental Laws” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

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“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to Adjusted LIBOR.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules of the SEC thereunder in effect on the date hereof.

“Exchange Agreement” shall mean that certain Exchange Agreement, dated as of February 13, 2013, by and among the Parent, the Borrower and the Series B Members of the Borrower.

“Excluded Accounts” shall mean (a) deposit and/or securities accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Parent to be paid to the IRS or state or local government agencies within the following two months with respect to employees of any of the Loan Parties or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (b) accounts maintained solely in trust for the benefit of third parties and fiduciary purposes, escrow accounts, and employee benefit accounts (including 401(k) accounts and pension fund accounts), in each case, so long as such account is used solely for such purpose, (c) any deposit and/or securities account maintained in a jurisdiction outside of the United States and (d) restricted cash, meaning, collected risk premiums owing to contracted insurance carriers, discount benefit providers and distributors maintained in accounts solely on behalf of such Persons, in each case, so long as such account is used solely for such purpose.

“Excluded Property” shall mean, with respect to any Loan Party, (a) any owned or leased real property, (b) unless requested by the Lender, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) unless requested by the Lender, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) the Capital Stock of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 5.11(a), (e) any property which, subject to the terms of Section 7.8, is subject to a Lien of the type described in Section 7.2(d) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (f) Excluded Accounts and (g) any lease, license or other similar agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or similar agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable Laws, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code and other applicable Laws notwithstanding such prohibition; provided, however, that the security interests granted under the Collateral Documents in favor of the Lender shall attach immediately to any asset that ceases to meet any of the criteria for Excluded Property described in any of the foregoing clauses (a) through (g) above, including, without limitation, if the terms of the agreement(s) relating thereto that prohibit or limit the pledge or granting of security interest therein or that would give rise to a violation or invalidation of the agreement(s) with respect thereto, (i) are no longer in effect or (ii) have been waived by the other party to any such lease, license or other agreement.

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“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided, that for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 9.8 shall be taken into account. If a Swap Obligation arises under a Master Agreement governing more than one Hedging Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Federal Funds Rate” shall mean, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to SunTrust Bank selected by the Lender on such day on such transactions as determined by the Lender.

“Fiscal Quarter” shall mean any fiscal quarter of the Parent.

“Fiscal Year” shall mean any fiscal year of the Parent.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank). Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any applicable Healthcare Laws.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

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“Guarantor Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 5.10 executed and delivered by a Subsidiary in accordance with the provisions of Section 5.10 or any other documents as the Lender shall deem appropriate for such purpose.

“Guarantors” shall mean, collectively, (a) the Parent, (b) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (c) each Person that joins as a Guarantor pursuant to Section 5.10 or otherwise, (d) with respect to (i) any Hedging Obligations between any Loan Party (other than the Borrower) and any Lender-Related Hedge Provider that are permitted to be incurred under this Agreement and any Bank Products Obligations owing by any Loan Party (other than the Borrower), the Borrower and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower, and (e) the successors and permitted assigns of the foregoing.

“Guaranty” shall mean the Guaranty made by the Guarantors in favor of the Lender, for the benefit of the holders of the Obligations, pursuant to Article IX.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Headquarters Property” shall mean that certain leasehold interest in the real property located at 15438 N. Florida Avenue, Suite 201, Tampa, Florida 33613.

“Healthcare Laws” shall mean all requirements of Law relating to (a) health or healthcare related fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. § 1395nn and §1395(q)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) the provision of, or payment for, health care services, items or supplies; (c) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (d) HIPAA; (e) fee-splitting prohibitions; (f) certificates of operations and authority; (g) applicable state and federal insurance laws and regulations, including ERISA and (h) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Healthcare Permits” shall have the meaning set forth in Section 4.6(b).

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“Hedge Termination Value” shall mean, in respect of any one or more Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligations, (a) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Obligations (which may include the Lender or any Affiliate of the Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Hostile Acquisition” shall mean the Acquisition of the Capital Stock of a Person through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved (prior to such Acquisition) by resolutions of the board of directors of such Person (or by similar action if such Person is not a corporation) or if such approval has been withdrawn.

“Incremental Term Loan” shall have the meaning set forth in Section 2.18.

“Incremental Term Loan Commitment” shall mean the commitment of the Lender to make the Incremental Term Loan hereunder pursuant to such supplement or joinder.

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“Indebtedness” of any Person shall mean, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) Off-Balance Sheet Liabilities, (i) the Hedge Termination Value of all Hedging Obligations, (j) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (i) above and (k) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Insurance Brokerage Entity” means the Parent and any Subsidiary of the Parent which is licensed by any Governmental Authority to engage in insurance brokerage.

“Insurance License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance or reinsurance business.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months (in each case, subject to availability); provided, that:

(a) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(d) each principal installment of any Incremental Term Loan shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of any Incremental Term Loan shall have an Interest Period determined as set forth above; and

(e) no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of one or more Incremental Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.

“Interest Rate Determination Date” shall mean the date of any Borrowing and the first Business Day of each calendar month thereafter.

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“Investments” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) purchase or other acquisition of any Capital Stock of another Person, (b) a loan, advance, other evidence of indebtedness or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other indebtedness or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” shall mean all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses that the Parent or any of its Subsidiaries owns, or possesses the legal right to use.

“IRS” shall mean the United States Internal Revenue Service.

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and the Borrower (or the Parent or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

“Laws” or “Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed Two Million Dollars ($2,000,000).

“LC Disbursement” shall mean a payment made by the Lender pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices 1998, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Lender-Related Hedge Provider” shall mean the Lender or an Affiliate of the Lender that has entered into a Hedging Transaction with any Loan Party. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Section 10.4 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Lender.

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“Letter of Credit” shall mean any stand-by letter of credit denominated in Dollars issued pursuant to Section 2.17 by the Lender for the account of the Borrower, the Parent or any Subsidiary pursuant to the LC Commitment.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Lender.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.10(c).

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Liquidity” shall mean the sum of (a) available and unencumbered cash and Cash Equivalents of the Loan Parties maintained in the United States plus (b) the amount of unused Revolving Commitments actually available for borrowing.

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, all Notices of Revolving Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all Issuer Documents, all UCC Financing Statements, all stock powers and similar instruments of transfer, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.

“Loans” shall mean all Revolving Loans and all Incremental Term Loans (if any) in the aggregate or any of them, as the context shall require.

“Master Agreement” shall have the meaning set forth in the definition of “Hedging Transaction.”

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets, liabilities or prospects of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, as a whole, to perform their obligations under the Loan Documents, (c) the rights and remedies of the Lender under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (a) all agreements, indentures or notes governing the terms of any Material Indebtedness, (b) all employment and non-compete agreements with management, (c) all leases of real property, and (d) all other agreements, documents, contracts, indentures and instruments pursuant to which (i) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve month period of $1,000,000 or more, (ii) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve month period of $1,000,000 or more and (iii) a default, breach or termination thereof would reasonably be expected to result in a Material Adverse Effect.

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“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Parent or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $2,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean the earlier of (a) the maturity date identified in the definitive documentation for any Incremental Term Loan or (b) the date on which the principal amount of all outstanding Incremental Term Loans has been declared or automatically has become due and payable pursuant to Section 8.1 (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Parent makes or is obligated to make contributions or with respect to which the Parent has any liability (including on account of an ERISA Affiliate).

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Note” shall have the meaning set forth in Section 2.7(b).

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.4(b).

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Obligations” shall mean, collectively, (a) all amounts owing by the Loan Parties to the Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider permitted by this Agreement, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, that “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

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“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“One Month LIBOR Index Rate” shall mean a rate per annum equal to the one-month LIBOR which appears on Reuters Screen LIBOR01 as of 11:00 a.m., London time, two (2) Business Days prior to each Interest Rate Determination Date. Notwithstanding anything to the contrary in the foregoing, if the One Month LIBOR Index Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Parent” shall mean Health Insurance Innovations, Inc., a Delaware corporation.

“Parent Company” shall mean, with respect to the Lender, the bank holding company (as defined in Regulation Y), if any, of the Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of the Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

“Payment Office” shall mean the office of the Lender located at 3333 Peachtree Road, N.E., Atlanta, Georgia 30326, or such other location as to which the Lender shall have given written notice to the Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean any Acquisition that either has been approved in writing by the Lender or with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in the same or similar line of business as the Parent and its Subsidiaries and has its primary operations within the United States of America;

(b) the Acquisition shall not be a Hostile Acquisition;

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(c) (i) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect to such Acquisition, (ii) the representations and warranties made by each of the Loan Parties in each Loan Document shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by concepts of materiality or a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as if made on the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by concepts of materiality or a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), and except that for purposes of this clause (ii), the representations and warranties contained in Section 4.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1, (iii) after giving effect to such Acquisition on a Pro Forma Basis, (A) the Parent shall be in compliance with the financial covenants set forth in Article VI for the period of four (4) Fiscal Quarters most recently ended prior to the date of determination for which financial statements were delivered under Section 5.1(a) or (b) and (B) the Consolidated Total Leverage Ratio shall be no greater than the ratio that is 0.25:1.0 (a “quarter turn”) less than the maximum Consolidated Total Leverage Ratio then permitted under Section 6.1, and (iv) at least five (5) Business Days prior to the consummation of such Acquisition, the Parent shall have delivered to the Lender a duly completed Pro Forma Compliance Certificate;

(d) upon request, the Parent shall have promptly furnished to the Lender such financial and other information as to such Acquisition or the Acquired Business as the Lender may reasonably request including, without limitation, (i) a description of the material terms of such Acquisition and (ii) either, at the Parent’s option, (A) audited financial statements of the Acquired Business for its most recent fiscal year ended, which audited financial statements shall have been audited by an independent public accountant reasonably satisfactory to the Lender, and financial statements for any fiscal quarters ended within the fiscal year to date prepared by management of the Acquired Business (which shall be certified by the chief financial officer or treasurer (or manager or member holding performing similar roles) of the Acquired Business as fairly presenting in all material respects the consolidated financial condition of the Acquired Business and its subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied subject to year-end audit adjustments and the absence of footnotes in the case of the statements), or (B) a quality of earnings report or other due diligence report on the Acquired Business from a third party reasonably acceptable to the Lender, which report shall be in form and detail reasonably satisfactory to the Lender;

(e) if a new Subsidiary is formed or acquired as a result of or in connection with such Acquisition, the Parent shall have caused such Subsidiary to join as a Guarantor within ten (10) business days of the Acquisition as provided for in Sections 5.10 and 5.11 in connection therewith; and

(f) the aggregate cash and non-cash consideration (including any assumption of Indebtedness, deferred purchase price and any earn-out obligations and any equity consideration) paid by the Parent and its Subsidiaries shall not exceed for all Acquisitions occurring in any Fiscal Year, $15,000,000.

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“Permitted Encumbrances” shall mean:

(a) Liens imposed by applicable Law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by applicable Law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other applicable social security Laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment and attachment liens not giving rise to a Default or an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Parent or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by applicable Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent and its Subsidiaries taken as a whole; and

(h) any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Tax Distributions” shall mean cash distributions made by the Borrower (with respect to any period for which the Borrower is a limited liability company, partnership or S corporation) to the holders of its Capital Stock to provide such holders with funds to pay any federal, state or local income (or similar) taxes attributable to such holders’ ownership interest in the Borrower. Such distributions shall be made to such holders on an equal basis per unit of Capital Stock based upon the tax rate of the holder of such Capital Stock having the highest tax rate.

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“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Personal Information” shall mean (a) all information that could reveal the identity of any natural Person; and (b) all other information regarding natural Persons, the collection, use, or disclosure of which is subject to the requirement of Healthcare Laws, including without limitation information regarding patient care or payment for patient care.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Basis” shall mean, for purposes of calculating compliance with respect to any Asset Sale, Recovery Event, Permitted Acquisition, Restricted Payment, increase in the Aggregate Revolving Commitments or incurrence of an Incremental Term Loan pursuant to Section 2.18 or incurrence of Indebtedness, or any other transaction subject to calculation on a “Pro Forma Basis” as indicated herein, that such transaction shall be deemed to have occurred as of the first day of the period of four (4) Fiscal Quarters most recently ended for which the Parent has delivered financial statements pursuant to Section 5.1(a) or (b). For purposes of any such calculation in respect of any Permitted Acquisition, (a) income statement and cash flow statement items attributable to the Person or property subject to such Permitted Acquisition shall be included in Consolidated EBITDA to the extent such items are included in such income statement and cash flow statement items of the Parent and its Subsidiaries in accordance with the definition of “Consolidated EBITDA” set forth in Section 1.1; (b) any Indebtedness incurred or assumed by the Parent or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; and (c) Capital Expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period.

“Pro Forma Budget” shall have the meaning set forth in Section 5.1(d).

“Pro Forma Compliance Certificate” shall mean a certificate of a Responsible Officer of the Parent containing (a) reasonably detailed calculations of the financial covenants set forth in Article VI recomputed as of the end of the period of the four (4) Fiscal Quarters most recently ended for which the Parent has delivered financial statements pursuant to Section 5.1(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis and (b) if delivered in connection with any Permitted Acquisition, certifications that clauses (a) through (h) of the definition of “Permitted Acquisition” have been satisfied (or will be satisfied in the time permitted under this Agreement).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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“Recovery Event” shall mean any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Parent or any Subsidiary.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, legal counsel, consultants or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Responsible Officer” shall mean, with respect to any Person, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, or the treasurer of such Person or such other representative of such Person as may be designated in writing by any one of the foregoing with the consent of the Lender; and, with respect to the financial covenants only, the chief financial officer or the treasurer of such Person.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Commitment” shall mean the commitment of the Lender to make Revolving Loans to the Borrower in an aggregate principal amount not exceeding the Aggregate Revolving Commitments.

“Revolving Commitment Termination Date” shall mean the earliest of (a) July 17, 2020, (b) the date on which the Revolving Commitments are terminated pursuant to Section 2.5 and (c) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to the Lender at any time, the sum of the outstanding principal amount of the Lender’s Revolving Loans and LC Exposure.

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“Revolving Loan” shall mean a loan made by the Lender to the Borrower under the Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” shall mean the security and pledge agreement dated as of the Closing Date executed in favor of the Lender, for the benefit of the holders of the Obligations, by each of the Loan Parties.

“Social Security Act” shall mean the Social Security Act of 1965.

“Solvent” shall mean, with respect to the Loan Parties on a particular date, that on such date (a) the present fair saleable value of the property and assets of the Loan Parties and their Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including subordinated and contingent liabilities, of the Loan Parties and their Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the property and assets of the Loan Parties and their Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Loan Parties and their Subsidiaries, on a consolidated basis, on their debts and liabilities, including subordinated and contingent liabilities, as they become absolute and matured; (c) the Loan Parties do not intend to, and the Loan Parties do not believe that they will, on a consolidated basis, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature; and (d) the Loan Parties and their Subsidiaries, on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Loan Party” shall mean each Loan Party that is, at the time on which the relevant Guarantee or grant of the relevant security interest under the Loan Documents by such Loan Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 9.8.

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“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Parent.

“SunTrust” shall mean SunTrust Bank and its successors.

“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Tax Receivable Agreement” shall mean that certain Tax Receivable Agreement, dated as of February 13, 2013, among Parent, Borrower and the Series B Members of the Borrower that are signatories thereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.

“United States” or “U.S.” shall mean the United States of America.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Incremental Term Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Loan Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

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Section 1.3 Accounting Terms and Determination.

(a) Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent consolidated financial statements of the Parent delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Lender that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Lender notifies the Borrower that the Lender wishes to amend Article VI for such purpose), then the Parent’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender.

(b) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements for the Fiscal Year ended December 31, 2016 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VI (including any transaction that by the terms of this Agreement requires that any financial covenant contained in Article VI be calculated on a Pro Forma Basis) shall be made on a Pro Forma Basis with respect to any Asset Sale, Recovery Event or Acquisition occurring during such period.

Section 1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (e) all references to a specific time shall be construed to refer to the time in the city and state of the Lender’s principal office, unless otherwise indicated.

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Section 1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Article II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1 General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lender hereby establishes in favor of the Borrower a revolving credit facility pursuant to which the Lender agrees (to the extent of the Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; and (ii) the Lender may issue Letters of Credit in accordance with Section 2.17; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitments in effect from time to time.

Section 2.2 Revolving Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans in Dollars to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in the aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3 Procedure for Revolving Borrowings. The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each Revolving Loan Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Class of such Revolving Loan comprising such Borrowing; (iv) the Type of such Revolving Loan comprising such Borrowing and (v) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Loan Borrowing shall consist of Base Rate Loans or Eurodollar Loans or a combination thereof, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $100,000 or a larger multiple of $50,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $100,000 or a larger multiple of $50,000; provided, that Base Rate Loans made pursuant to Section 2.17(c) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight. The Lender will make such Loans available to the Borrower by promptly crediting the amounts requested by the close of business on such proposed date to an account maintained by the Borrower with the Lender or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Lender.

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Section 2.4 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Revolving Borrowing; and in the case of a Eurodollar Borrowing shall have an initial Interest Period as specified in such Notice of Revolving Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing may elect Interest Periods therefor, all as provided in this Section 2.4. The Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.4, the Borrower shall give the Lender prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 2:00 p.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Lender shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

Section 2.5 Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Lender (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction pursuant to this Section 2.5 shall be in an amount of at least $100,000 and any larger multiple of $50,000, and (ii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the aggregate outstanding Revolving Credit Exposure. Any such reduction in the Aggregate Revolving Commitments below the principal amount of the LC Commitment shall result in a dollar-for-dollar reduction in the LC Commitment.

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Section 2.6 Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b) Each Incremental Term Loan shall be repayable as provided in the documentation establishing such Incremental Term Loan. Amounts repaid on any Incremental Term Loan may not be reborrowed.

Section 2.7 Evidence of Indebtedness.

(a) The Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender from time to time, including the amounts of principal and interest payable thereon and paid to the Lender from time to time under this Agreement. The Lender shall maintain appropriate records in which shall be recorded (i) the amount of each Loan made hereunder by the Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (ii) the date of each continuation thereof pursuant to Section 2.4, (iii) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.4, (iv) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder in respect of such Loans and (v) both the date and amount of any sum received by the Lender hereunder from the Borrower in respect of the Loans. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of the Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of the Lender at any time, the Borrower agrees that it will prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender in the form of Exhibit 2.7 (a “Note”). Thereafter, the Loans evidenced by any Note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.8 Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Lender no later than (i) in the case of prepayment of any Eurodollar Borrowing, 2:00 p.m. not less than three (3) Business Days prior to any such prepayment and (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. not less than one Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.9(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.15. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Loan Borrowing of the same Type pursuant to Section 2.3. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of any Incremental Term Loan, ratably to all outstanding Incremental Term Loans, and to the principal installments thereof on a pro rata basis.

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Section 2.9 Interest on Loans.

(a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at Adjusted LIBOR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Incremental Term Loan as provided in the definitive documentation establishing such Incremental Term Loan.

(c) Notwithstanding clauses (a) and (b) above, while an Event of Default exists and is continuing, at the option of the Lender, or automatically in the case of an Event of Default under Sections 8.1(a), (g) or (h), the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 2.00% above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 2.00% above the otherwise applicable interest rate for Base Rate Loans.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e) The Lender shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

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Section 2.10 Fees.

(a) The Borrower agrees to pay to the Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Margin for the “Commitment Fee” on the daily amount of the unused Revolving Commitment of the Lender during the Availability Period. For purposes of computing the Commitment Fee with respect to the Revolving Commitments, the Revolving Commitment shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure of the Lender.

(b) The Borrower agrees to pay to the Lender (i) a letter of credit fee with respect to each Letter of Credit (the “Letter of Credit Fee”), which shall accrue at a rate per annum equal to the Applicable Margin for the “Letter of Credit Fee” then in effect on the average daily amount of the Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (such Letter of Credit Fee shall continue to accrue on any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) the Lender’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Default Interest has been imposed pursuant to Section 2.9(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 2.00%.

(c) The Borrower shall pay a non-refundable upfront fee to the Lender in the amount of $45,000 on the Closing Date.

(d) Accrued fees under clauses (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur after the Closing Date and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.11 Computation of Interest and Fees.

Interest hereunder based on the Lender’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.12 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(a) the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

(b) the Lender shall have determined that Adjusted LIBOR does not adequately and fairly reflect the cost to the Lender of making, funding or maintaining its Eurodollar Loans for such Interest Period,

the Lender shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter. Until the Lender shall notify the Borrower that the circumstances giving rise to such notice no longer exist, (A) the obligations of the Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended and (B) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Lender at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Revolving Loan Borrowing shall be made as a Base Rate Borrowing.

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Section 2.13 Illegality. If any Change in Law shall make it unlawful or impossible for the Lender to make, maintain or fund any Eurodollar Loan, the Lender shall promptly give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, the Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Loan Borrowing and, with respect to Eurodollar Loans, for the same Interest Period, and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if the Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if the Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.

Section 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of Adjusted LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in Adjusted LIBOR); or

(ii) impose on the Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by the Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to the Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to the Lender of issuing any Letter of Credit or to reduce the amount received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by the Lender on the Borrower, to the Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital (or on the capital of the Parent Company of the Lender) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which the Lender or the Parent Company of the Lender would have achieved but for such Change in Law (taking into consideration the Lender’s policies or the policies of the Parent Company of the Lender with respect to capital adequacy) then, from time to time, within ten (10) days after receipt by the Borrower of written demand by the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender or the Parent Company of the Lender for any such reduction suffered.

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(c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or the Parent Company of the Lender, as the case may be, specified in clause (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive, absent manifest error. The Borrower shall pay the Lender such amount or amounts within ten (10) days after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of the Lender’s right to demand such compensation.

(e) Notwithstanding any other provision of this Section 2.14, the Lender shall not demand compensation for any increased cost or reduction pursuant to this Section 2.14 if it shall not at the time be the general policy or practice of the Lender to demand such compensation from borrowers similarly situated in similar circumstances under comparable provisions of other credit agreements.

Section 2.15 Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate the Lender, within five (5) Business Days after written demand from the Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by the Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at Adjusted LIBOR applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if Adjusted LIBOR were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.15 submitted to the Borrower by the Lender shall be conclusive, absent manifest error.

Section 2.16 Payments Generally.

The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14 or 2.15, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at the Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars. If the Borrower makes a payment under this Agreement to which withholding tax applies or if any taxes (other than taxes on net income imposed by any Governmental Authority and measured by the taxable income the Lender would have received if all payments under or in respect of this Agreement were exempt from taxes levied by such Governmental Authority) are at any time imposed on any payments under or in respect of this Agreement including, but not limited to, payments made pursuant to this Section 2.16, the Borrower shall pay all such taxes to the relevant authority in accordance with applicable law such that the Lender receives the sum it would have received had no such deduction or withholding been made (or, if the Borrower cannot legally comply with the foregoing, the Borrower shall pay to Lender such additional amounts as will result in the Lender receiving the sum it would have received had no such deduction or withholding been made). Further, the Borrower shall also pay to the Lender, on demand, all additional amounts that the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. The Borrower shall promptly provide the Lender with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

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Section 2.17 Letters of Credit.

(a) During the Availability Period, the Lender may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower, the Parent or any Subsidiary on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire at 5:00 p.m. on the date that is the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $50,000 (or such lesser amount as the Lender may agree in its sole discretion); and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitments.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Lender irrevocable written notice (which may be in the form of a duly completed Letter of Credit Application) at least three (3) Business Days prior to the requested date of such issuance (or amendment, renewal or extension, as the case may be) specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Lender shall approve and that the Borrower shall have executed and delivered any Issuer Documents as the Lender shall require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) The Lender shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Lender shall notify the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Lender has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any LC Disbursements paid by the Lender in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Lender prior to 12:00 p.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Lender for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Lender requesting the Lender to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Lender; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable.

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(d) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this clause (d), the Borrower shall deposit in an account with the Lender an amount in cash equal to 105% of the aggregate LC Exposure of the Lender as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Lender as Cash Collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this clause (d). Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied to reimburse the Lender for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such Cash Collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(e) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower (including without limitation, the Parent) may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Lender or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

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(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by the Lender under a Letter of Credit against presentation of a draft or other document to the Lender that does not comply with the terms of such Letter of Credit;

(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi) The existence of a Default or an Event of Default.

Neither the Lender nor any Related Party shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided, that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Lender’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f) Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued and subject to applicable Laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each Letter of Credit Application submitted for the issuance of a Letter of Credit.

(g) In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

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(h) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Parent and the Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the Parent and such Subsidiaries.

Section 2.18 Incremental Term Loans.

The Borrower shall have the right from time to time, upon at least five (5) Business Days’ prior written notice to the Lender, to establish one or more additional term loans (each such term loan, an “Incremental Term Loan”) by up to $20,000,000, provided, that:

(a) no Default or Event of Default shall have occurred and be continuing on the date on which such Incremental Term Loan is to become effective;

(b) such Incremental Term Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amounts as the Lender may agree in its discretion);

(c) the Lender shall have received all documents (including resolutions of the board of directors (or similar governing body) of the Loan Parties and opinions of counsel to the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for such establishment of such Incremental Term Loan and the validity of such Incremental Term Loan, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Lender;

(d) the Lender shall have received a Pro Forma Compliance Certificate in form and substance reasonably satisfactory to the Lender demonstrating that, after giving effect to such Incremental Term Loan on a Pro Forma Basis, the Parent shall be in compliance with the financial covenants set forth in Article VI for the period of four (4) Fiscal Quarters most recently ended prior to the date of determination for which financial statements were delivered under Section 5.1(a) or (b);

(e) amortization, pricing and use of proceeds applicable to any Incremental Term Loan shall be as set forth in the definitive documentation therefor; and

(f) the Lender (or any successor thereto) shall not have any obligation to provide any Incremental Term Loan Commitment, and any decision by the Lender to provide any Incremental Term Loan shall be made in its sole discretion.

Section 2.19 Mitigation. If the Lender requests compensation under Section 2.14, or requires the Borrower to pay any additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.15, then the Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans and Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.15, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

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Article III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions To Effectiveness. This Agreement and the obligations of the Lender to make Loans and issue any Letter of Credit hereunder shall be effective upon satisfaction (or waiver in accordance with Section 10.2) of the following conditions precedent in each case in form and substance satisfactory to the Lender:

(a) Loan Documents. Receipt by the Lender of a counterpart of this Agreement and the other Loan Documents signed by or on behalf of each party hereto or thereto or written evidence satisfactory to the Lender (which may include facsimile transmission, or a ..pdf copy sent by e-mail, of such signed signature page) that such party has signed a counterpart of this Agreement and the other Loan Documents to which such party is a party.

(b) Organization Documents; Resolutions and Certificates. Receipt by the Lender of:

(i) a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of such Loan Party’s Organization Documents and resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party; and

(ii) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party.

(c) Opinions of Counsel. Receipt by the Lender of favorable written opinions of counsel to the Loan Parties addressed to the Lender, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein in form and substance satisfactory to the Lender.

(d) Officer’s Closing Certificate. Receipt by the Lender of a certificate, dated the Closing Date and signed by the chief financial officer or other Responsible Officer of the Parent, certifying that after giving effect to the funding of Revolving Loans on the Closing Date and the consummation of the other transactions contemplated herein, (i) the Loan Parties are Solvent on a consolidated basis and (ii) the conditions specified in Section 3.1(f) and Sections 3.2(a) and (b) are satisfied as of the Closing Date.

(e) Sources and Uses. Receipt by the Lender of a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof.

(f) Required Consents and Approvals. The Loan Parties shall have received all consents (including Hart-Scott-Rodino clearance and other necessary governmental consents), approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any applicable Law, the Organization Documents of any Loan Party or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Loan Documents or any other transaction being financed with the proceeds thereof shall be ongoing.

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(g) Insurance. Receipt by the Lender of certificates of insurance issued on behalf of insurers of the Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties, and endorsements naming the Lender as additional insured on liability policies and lender’s loss payee on property and casualty policies.

(h) Personal Property Collateral.

(i) Searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party;

(ii) Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Lender’s reasonable discretion, to perfect the Lender’s security interest in the Collateral;

(iii) All certificates evidencing any certificated Capital Stock pledged to the Lender pursuant to the Security Agreement or any other pledge agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Lender in its reasonable discretion under the applicable Law of the jurisdiction of organization of such Person);

(iv) Searches of ownership of, and Liens on, United States registered intellectual property owned by each Loan Party in the appropriate governmental offices; and

(v) Duly executed notices of grant of security interest in the form required by any security agreement as are necessary, in the Lender’s reasonable discretion, to perfect the Lender’s security interest in the United States registered intellectual property owned by the Loan Parties (if and to the extent perfection may be achieved in the United States Patent and Trademark Office or the United States Copyright Office by such filings).

(i) Refinancing of Existing Indebtedness. Receipt by the Lender of copies of a duly executed termination letter with respect to an existing Indebtedness not permitted under the terms of this Agreement, together with (i) authorization for a Loan Party to file UCC-3 or other appropriate termination statements releasing all Liens of any existing lenders or agent under such existing Indebtedness upon any of the personal property of the Loan Parties and their Subsidiaries, and (ii) cancellations and releases of all liens of any existing lenders or agent under such existing Indebtedness upon any of the real property of the Loan Parties and their Subsidiaries.

(j) Patriot Act; Anti-Money Laundering Laws. The provision by the Loan Parties of all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

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(k) Financial Statements. Receipt by the Lender of the Parent’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K on file with the SEC.

(l) Execution Affidavits. Receipt by the Lender of execution affidavits or other evidence as the Lender may reasonably request in order to establish that either (i) all of the Loan Documents have been executed by the Loan Parties outside of the State of Florida and delivered to the Lender (or its agent) outside of the State of Florida or (ii) all applicable documentary taxes have been paid.

(m) Fees and Expenses. Receipt by the Lender of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including without limitation reimbursement or payment of all out-of-pocket expenses of the Lender (including reasonable fees, charges and disbursements of counsel to the Lender) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Lender.

Section 3.2 Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing and to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by concepts of materiality or a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by concepts of materiality or a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects as of such earlier date); and

(c) the Borrower shall have delivered the required Notice of Revolving Borrowing.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 3.2.

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Article IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender as follows:

Section 4.1 Existence; Power. The Parent and each of its Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the applicable Laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by each Loan Party, and constitutes, and each other Loan Document to which any Loan Party is party, when executed and delivered by such Loan Party, will constitute a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party party thereto, in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect and maintain the perfection of the Liens created by the Collateral Documents, (b) will not violate the Organization Documents of any Loan Party or any Law applicable to the Parent or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under (i) any indenture, agreement or other instrument evidencing borrowed money Indebtedness of any of the Loan Parties and their Subsidiaries or (ii) without duplication to the foregoing clause (c)(i), any agreement disclosed in the Parent’s public filings with the SEC as a “Material Definitive Agreement” and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4 Financial Statements.

(a) Each of the consolidated balance sheets included in the Parent’s Quarterly Report on form 10-Q for the quarterly period ended March 31, 2017 and the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, in each case on file with the SEC, fairly presents in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries as of its date, and each of the consolidated statements of operations and comprehensive income, consolidated statements of the changes in stockholders’ equity and consolidated statements of cash flows included therein fairly presents in all material respects the financial position of the Parent and its consolidated Subsidiaries and the results of their operations and their cash flows for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(b) Since December 31, 2016, there have been no changes with respect to the Parent and its Subsidiaries which have had or would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

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Section 4.5 Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened against or affecting the Parent or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Neither the Parent nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has to the actual knowledge of any Responsible Officer of any Loan Party, become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 4.6 Compliance with Laws.

(a) The Parent and each Subsidiary is in compliance with (i) all applicable Laws and all judgments, decrees and orders of any Governmental Authority (including, without limitation, all applicable Healthcare Laws) and (ii) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Parent and each of its Subsidiaries has all required licenses, permits, certifications, authorizations and approvals of each Governmental Authority necessary to the conduct of its respective business, including without limitation any required under applicable Healthcare Laws (collectively, “Healthcare Permits”), except those the absence of which would not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Parent nor any Subsidiary, nor to the actual knowledge of a Responsible Officer of the Parent or any Subsidiary, any employee, officer or director of the Parent or any Subsidiary, has received from any Governmental Authority written notices of violations, warning letters, criminal proceeding notices or other enforcement actions, investigations, or inquiries under any applicable Healthcare Laws, or other similar communication from the Governmental Authority alleging or asserting noncompliance with any applicable Healthcare Laws.

(d) Neither the Parent nor any Subsidiary, nor any officer, director, manager, employee or any other personnel of the Parent or any Subsidiary has now, or in the past, been (i) subject to a corporate integrity agreement with the United States Department of Health and Human Services Office of the Inspector General or a similar agreement (e.g., deferred prosecution agreement) with any other Governmental Authority; (ii) has been convicted of or charged with any violation of any applicable Healthcare Laws; or (iii) has been convicted of, charged with, or, to the actual knowledge of any Responsible Officer of any Loan Party, investigated, for any violation of applicable Healthcare Laws or any applicable Law, fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation, including without limitation any that might reasonably be expected to result in exclusion, suspension or debarment from any program of any Governmental Authority.

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(e) The Parent and its Subsidiaries have not, and to the actual knowledge of any Responsible Officer of any Loan Party, no officer, director, manager, employee or any other personnel of the Parent has, directly or indirectly, in violation of any applicable Healthcare Laws, made, agreed to make, received or agreed to receive, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, with the specific purpose of (i) obtaining favorable treatment in securing business for or in respect of the Parent or any of its Subsidiaries in violation of applicable Healthcare Laws; (ii) paying for favorable treatment for business secured for or in respect of the Parent or any of its Subsidiaries in violation of applicable Healthcare Laws; or (iii) inducing a referral of an individual to the Parent or any of its Subsidiaries.

(f) The Parent and its Subsidiaries have been, and are, in material compliance with all Healthcare Laws applicable to Personal Information. The Parent and its Subsidiaries have maintained in effect a data privacy and security policy that materially complies with Healthcare Laws applicable to the conduct of its business and the types of information that the Parent and its Subsidiaries collect from individuals and the Parent’s and its Subsidiaries’ uses and discloses of such information. The Parent and its Subsidiaries have not received written notice, or to the actual knowledge of any Responsible Officer of any Loan Party, oral notice, of any claim that the Parent, any of its Subsidiaries, or any of their respective contractors or employees, have breached any Healthcare Laws applicable to the collection, use or disclosure of Personal Information.

Section 4.7 No Default. No Default has occurred and is continuing.

Section 4.8 Investment Company Act, Etc. Neither the Parent nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.9 Taxes. The Parent and its Subsidiaries and each other Person for whose taxes the Parent or any Subsidiary would become liable have timely filed or caused to be filed all federal, state and other material tax returns required to be filed by them, and have paid all federal, state and other material taxes, assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as the case may be, has set aside on its books adequate reserves as would be required in accordance with GAAP. The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that would be materially in excess of the amount so provided are anticipated.

Section 4.10 Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Neither the Parent nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

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Section 4.12 Ownership of Property and Insurance.

(a) Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the financial statements for the Fiscal Year ended December 31, 2016 or the most recent consolidated balance sheet of the Parent delivered pursuant to Section 5.1(a) or purported to have been acquired by the Parent or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than Liens permitted by Section 7.2. All leases that individually or in the aggregate are material to the business or operations of the Parent and its Subsidiaries are valid and subsisting and are in full force.

(b) Each of the Parent and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not, to the actual knowledge of any Responsible Officer of any Loan Party, infringe in any material respect on the rights of any other Person.

(c) The properties of the Parent and its Subsidiaries are insured with insurance companies that are, in the Parent’s reasonable business judgment, financially sound and reputable, which are not Affiliates of the Parent, in such amounts with such deductibles and covering such risks as, in the Parent’s reasonable business judgment, are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or any applicable Subsidiary operates.

Section 4.13 Disclosure. Each Loan Party has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters actually known to any Responsible Officer of such Loan Party, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that any Loan Party has filed with the SEC), financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented in writing by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information or statements regarding the outcome of, or expected fines and penalties arising from, pending litigation, investigations, or other proceedings, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.14 Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Parent or any of its Subsidiaries, or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened against or affecting the Parent or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Parent or any of its Subsidiaries, or to the actual knowledge of any Responsible Officer of any Loan Party, threatened against any of them before any Governmental Authority. All payments due from the Parent or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Parent or any such Subsidiary, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

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Section 4.15 Subsidiaries. Schedule 4.15 sets forth (a) the name of, the ownership interest of each Loan Party in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date and (b) the authorized Capital Stock of the Parent and each of its Subsidiaries as of the Closing Date. All issued and outstanding Capital Stock of the Parent and each of its Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, as applicable, and, solely with respect to the Subsidiaries, free and clear of all Liens other than those in favor of the Lender, for the benefit of the holders of the Obligations. All such securities were issued in compliance in all material respects with all applicable state and federal Laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Capital Stock of the Subsidiaries is owned by the Persons and in the amounts set forth on Schedule 4.15. Except as set forth on Schedule 4.15, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Stock of any of the Subsidiaries of the Parent.

Section 4.16 Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Loan Parties are Solvent on a consolidated basis.

Section 4.17 Business Locations; Taxpayer Identification Number. Set forth on Schedule 4.17-1 is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date (identifying whether such real property is owned or leased and which Loan Party owns or leases such real property). Set forth on Schedule 4.17-2 is the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party as of the Closing Date is as set forth on the signature pages hereto. Except as set forth on Schedule 4.17-3, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

Section 4.18 Anti-Corruption Laws and Sanctions. The Parent has implemented and maintains in effect policies and procedures designed to promote and achieve compliance in all material respects by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, its Subsidiaries and their respective officers and employees and to the actual knowledge of the Responsible Officers of the Parent its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, any Subsidiary or any of their respective officers or employees, or (b) to the actual knowledge of the Responsible Officers of the Parent, any director or agent of the Parent or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transactions will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.19 Perfection of Security Interests in the Collateral. The Collateral Documents are effective to create in favor of the Lender, for the benefit of itself and the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), and the Collateral Documents shall create a fully perfected Lien on, and security interest in, all right, title and interest of the obligors thereunder in such Collateral, in each case prior and superior in right to any other Lien (other than Permitted Encumbrances or as otherwise permitted under Section 7.2) (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Lender, for the benefit of itself and the holders of the Obligations, with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Lender, for the benefit of itself and the holders of the Obligations, over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor (to the extent such security interest can be perfected by filing under the UCC).

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Section 4.20 Insurance Licenses. The Parent and each Subsidiary has all Insurance Licenses necessary (if any) to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the actual knowledge of any Responsible Officer of the Parent or any Subsidiary, (a) no Insurance License of any Subsidiary is the subject of a proceeding for suspension or revocation or any similar proceedings, (b) there is no sustainable basis for such a suspension or revocation, and (c) no such suspension or revocation, or fine or penalty is threatened by any Applicable Insurance Regulatory Authority; except, in each case referred to in clauses (a) through (c), to the extent that such event would not reasonably be expected to have a Material Adverse Effect.

Article V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as the Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding, such Loan Party shall and shall cause each Subsidiary to:

Section 5.1 Financial Statements and Other Information. Deliver to the Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audited report for such Fiscal Year for the Parent and its Subsidiaries, containing a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows (together with all footnotes thereto) of the Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Parent and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP; provided that delivery within the time period specified above of copies of the Annual Report on Form 10-K of the Parent filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1(a);

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(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income or operations, changes in stockholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Parent’s previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as presenting fairly the financial condition, results of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries in accordance GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of the Parent filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1(b);

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Parent (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action that the Loan Parties have taken or propose to take with respect to such Default or Event of Default, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) certifying that as of the date thereof, all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by concepts of materiality or a Material Adverse Effect, in which case such representations and warranties are true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by concepts of materiality or a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), (iv) stating whether any change in GAAP has occurred since December 31, 2016, and if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate (provided, that any such statement contained in the Annual Report on Form 10-K of the Parent or the Quarterly Report on Form 10-Q of the Parent filed with the SEC shall be deemed to satisfy the requirements of this clause (iv)) and (v) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lender on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be;

(d) (i) as soon as available and in any event within 90 days after the end of the Fiscal Year, a preliminary pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow of the Parent and its Subsidiaries on a quarterly basis for such succeeding Fiscal Year (“Pro Forma Budget”) and (ii) promptly after it has been approved by the Parent’s board of directors, the final (as approved by the Parent’s board of directors) Pro Forma Budget;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be; and

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(f) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Parent or any Subsidiary as the Lender may reasonably request.

If at any time the Parent is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, Parent may satisfy its obligation to deliver the financial statements referred to in clauses (a) and (b) above by delivering such financial statements by electronic mail to such e-mail addresses as the Lender shall have provided to Parent from time to time.

Section 5.2 Notices of Material Events. Furnish to the Lender prompt written notice of the following of which any Responsible Officer of any Loan Party obtains actual knowledge:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any Subsidiary which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Parent or any of its Subsidiaries (i) fails to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives written notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Parent and its Subsidiaries in an aggregate amount exceeding $1,000,000;

(e) the occurrence of any default or event of default, or the receipt by Parent or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Parent or any of its Subsidiaries;

(f) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(g) promptly upon (i) receipt of any correspondence from any Governmental Authority which gives notice of, or would be reasonably expected to result in, the suspension, revocation, termination, restriction, limitation, modification, or non-renewal of any material Healthcare Permit or Insurance License held by the Parent or any Subsidiary or (ii) the occurrence of any event which would be reasonably expected to result in Parent or any Subsidiary becoming excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any state or federal healthcare programs; and

(h) promptly and in any event at least 10 days prior thereto, notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization.

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Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3; and

(b) Engage in the business of the type conducted by the Parent and its Subsidiaries on the date hereof and such other businesses that are reasonably related thereto.

Section 5.4 Compliance with Laws, Etc.

(a) Comply with all Laws and all requirements of any Governmental Authority applicable to the Loan Parties, their Subsidiaries, and their businesses and properties, including without limitation, all Healthcare Laws, Anti-Corruption Laws, Sanctions, Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Loan Parties have implemented and maintain in effect policies and procedures designed to promote and achieve in all material respects by the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees and to the actual knowledge of any Responsible Officer of any Loan Party, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Parent, the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the actual knowledge of any Responsible Officer of any Loan Party, any agent of the Parent, Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transactions violates Anti-Corruption Laws or applicable Sanctions.

Section 5.5 Payment of Obligations. Pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.6 Books and Records. Keep proper books of record and account in which full, true and correct (in all material respects) entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Parent and its Subsidiaries in conformity with GAAP.

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Section 5.7 Visitation, Inspection, Etc. Permit any representative of the Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to the Parent; provided, if a Default or an Event of Default has occurred and is continuing, no prior notice shall be required. All reasonable expenses incurred by the Lender at any time after the occurrence and during the continuance of a Default or an Event of Default in connection with any such visit or inspection shall be borne by the Borrower; provided, however so long as no Default or Event of Default has occurred and is continuing Borrower shall not be required to pay such expenses for any visits or inspections that exceed one visit or inspection per Fiscal Year.

Section 5.8 Maintenance of Properties; Insurance.

(a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(b) Maintain with financially sound and reputable insurance companies not Affiliates of the Parent, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations; and

(c) At all times shall name Lender as additional insured on all liability policies and loss payee on all property or casualty polices of the Parent and its Subsidiaries (which policies shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Lender as additional insured or lender’s loss payee, in form and substance reasonably satisfactory to the Lender).

Section 5.9 Use of Proceeds.

(a) Use the proceeds of all the Revolving Loans to refinance existing Indebtedness, to finance Permitted Acquisitions, to finance working capital needs, to finance capital expenditures and for other lawful general corporate purposes of the Parent and its Subsidiaries.

(b) Use the proceeds of each Incremental Term Loan for the purposes set forth in the definitive documentation therefor.

(c) Use all Letters of Credit for lawful general corporate purposes.

Section 5.10 Additional Subsidiaries. If any Subsidiary is acquired or formed after the Closing Date, promptly notify the Lender thereof and, within ten (10) Business Days after any such Subsidiary is acquired or formed, if such Subsidiary is a Domestic Subsidiary, cause such Domestic Subsidiary to become a Guarantor. A Subsidiary shall become an additional Guarantor by executing and delivering to the Lender a Guarantor Joinder Agreement in form and substance reasonably satisfactory to the Lender, accompanied by (a) all other Loan Documents related thereto, (b) certified copies of Organization Documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1(c), and (c) such other documents as the Lender may reasonably request.

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Section 5.11 Further Assurances

(a) Capital Stock. Cause (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary of any Loan Party and (ii) 66% (or such greater percentage that, due to a Change in Law after the date hereof, (A) would not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) would not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Lender, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the Collateral Documents (subject to Liens permitted by Section 7.2), and, in connection with the foregoing, deliver to the Lender such other documentation as the Lender may reasonably request including, any filings and deliveries to perfect such Liens, Organization Documents, resolutions and opinions of counsel all in form, content and scope reasonably satisfactory to the Lender.

(b) Personal Property. Cause all personal property (other than Excluded Property) owned by each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Lender, for the benefit of the holders of the Obligations, to secure the Obligations as required by the Collateral Documents (subject to Liens permitted by Section 7.2) and, in connection with the foregoing, deliver to the Lender such other documentation as the Lender may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Lender.

(c) Landlord Consents. Within thirty (30) days (or such later date as the Lender may agree in its sole discretion) of (i) the Closing Date, with respect to the California Property and the Headquarters Property and (ii) the date a new leasehold interest in real property is acquired by a Loan Party (or an existing lease is renewed or extended), use commercially reasonable efforts to deliver or cause to be delivered to the Lender a duly executed landlord consent with respect to each leased location where material corporate books and records of any of the Loan Parties are maintained, which consents shall be in form and substance reasonably acceptable to the Lender.

Section 5.12 Depository Relationship. By no later than sixty (60) days after the Closing Date (or such later date as the Lender may agree in its sole discretion), maintain its primary deposits, accounts and treasury management services, including, without limitation, primary deposit accounts, disbursement accounts, investment accounts, lockbox accounts and cash management and treasury business, with the Lender (or an Affiliate of the Lender). For purposes of clarity, credit card and ACH services will be established with the Lender after the Closing Date with regard to new sales only.

Article VI

FINANCIAL COVENANTS

Each Loan Party covenants and agrees that so long as the Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding:

Section 6.1 Consolidated Total Leverage Ratio. The Consolidated Total Leverage Ratio as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2017, shall not exceed 2.50:1.0.

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Section 6.2 Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2017, shall not be less than 3.00:1.0.

Article VII

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that so long as the Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1 Indebtedness and Preferred Equity. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness of any Loan Party existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $3,000,000 at any time outstanding;

(d) Indebtedness of any Loan Party owing to any Subsidiary and of any Subsidiary owing to any Loan Party or any other Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Loan Party shall be subject to Section 7.4;

(e) Guarantees by any Loan Party of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Loan Party or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 7.4;

(f) Indebtedness in respect of Hedging Obligations permitted by Section 7.10;

(g) other unsecured Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $2,000,000 at any time outstanding; and

(h) certain unsecured advances against commissions incurred in the ordinary course of business not to exceed $3,000,000 in the aggregate at any time.

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Section 7.2 Negative Pledge. Create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a) Liens securing the Obligations pursuant to the Loan Documents;

(b) Permitted Encumbrances;

(c) any Liens on any property or assets of any Loan Party existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of any Loan Party or any Subsidiary;

(d) purchase money Liens upon or in any fixed or capital assets (including real property) to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secured Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) extensions, renewals, or replacements of any Lien referred to in clauses (a) through (d) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and

(f) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $500,000 at any time; provided, that no such Lien shall extend to or cover any Collateral.

Section 7.3 Fundamental Changes.

(a) Merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Parent or any Subsidiary may merge with a Person pursuant to a Permitted Acquisition if the Parent (or such Subsidiary if the Parent is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Guarantor, the Guarantor shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Loan Party and (iv) any Subsidiary (other than a Guarantor) may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b) Engage in any business other than businesses of the type conducted by the Parent and its Subsidiaries on the date hereof and such other businesses that are reasonably related thereto.

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Section 7.4 Investments, Loans, Etc. Make any Investment, except:

(a) Investments existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b) Cash Equivalents;

(c) Guarantees by any Loan Party constituting Indebtedness permitted by Section 7.1;

(d) Investments made by the Parent in or to any Loan Party and by any Loan Party to the Parent or in or to another Loan Party;

(e) loans or advances to employees, officers or directors of the Parent or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, that the aggregate amount of all such loans and advances does not exceed $500,000 in the aggregate at any time outstanding;

(f) Hedging Transactions permitted by Section 7.10;

(g) Permitted Acquisitions; and

(h) other Investments which in the aggregate do not exceed $3,000,000 at any time outstanding.

Section 7.5 Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for:

(a) so long as no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment, or would result therefrom:

(i) dividends payable by the Parent solely in shares of any class of its common stock;

(ii) Restricted Payments made by any Subsidiary to the Parent or another Subsidiary that owns Capital Stock in such Subsidiary, on a pro rata basis according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made with any other shareholders if such Subsidiary is not wholly owned by the Parent and other wholly owned Subsidiaries; and

(iii) other Restricted Payments; provided that, after giving effect to any such Restricted Payment on a Pro Forma Basis, (i) no Default or Event of Default shall exist or would result therefrom, (ii) the Parent would be in compliance with the financial covenants contained in Sections 6.1 and 6.2 (as detailed in a Pro Forma Compliance certificate delivered to the Lender at least five (5) days (or such shorter period as may be agreed to by Lender) prior to any such Restricted Payment) and (iii) the Borrower shall have Liquidity of at least $10,000,000.

(b) Permitted Tax Distributions.

Section 7.6 Sale of Assets. Make any Asset Sale, except the sale or other disposition of such assets in an aggregate amount not to exceed $5,000,000 in any Fiscal Year; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the applicable Loan Party (or similar governing body)), and (2) no less than seventy-five percent (75%) of such proceeds shall be paid in cash.

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Section 7.7 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Parent or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties, (c) reasonable and customary fees and expenses paid to members of the board of directors (or similar governing body) of the Parent and its Subsidiaries and (d) any Restricted Payment permitted by Section 7.5.

Section 7.8 Restrictive Agreements. Enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Parent or any other Subsidiary, to Guarantee Indebtedness of the Parent or any other Subsidiary or to transfer any of its property or assets to the Parent or any Subsidiary of the Parent; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by applicable Law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Capital Lease Obligations permitted by this Agreement so long as such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provision in leases and other contracts restricting the assignment thereof.

Section 7.9 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10 Hedging Transactions. Enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Parent or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Parent acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Parent or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11 Legal Name, State of Formation and Form of Entity. Without providing ten (10) days prior written notice to the Lender (or such lesser period as the Lender may agree), change its name, state of formation or form of organization.

Section 7.12 Amendment to Material Documents. Amend, modify or waive any of its rights in a manner materially adverse to the Lender or any Loan Party under (a) its Organization Documents or (b) any Material Agreements, except in any manner that would not have an adverse effect on the Lender, the Parent or any of its Subsidiaries.

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Section 7.13 Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, applicable Law, or the requirements of any securities exchange on which Parent’s securities are listed, or change the Fiscal Year of the Parent or of any of its Subsidiaries, except to change the Fiscal Year of a Subsidiary to conform its Fiscal Year to that of the Parent.

Section 7.14 Government Regulation. (a) Be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lender at any time to enable the Lender to verify the identity of the Loan Parties or to comply with any applicable Law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

Section 7.15 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock.

Section 7.16 Use of Proceeds.

(a) Use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

(b) Request any Borrowing or Letter of Credit, or use or allow its respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party.

Section 7.17 Restrictions on the Parent. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, permit the Parent to incur any Indebtedness directly, make any Acquisition or other Investment, grant any Liens upon any of its properties or assets or engage in any operations, business or activity other than (a) owning the Capital Stock in the Borrower, (b) granting a security interest in its assets (including the Capital Stock in the Subsidiaries that it owns) pursuant to the terms of the Collateral Documents, (c) incurring Indebtedness under the Loan Documents and fulfilling its obligations thereunder, (d) providing indemnification to officers and directors in the ordinary course of business and (e) any activities incidental or reasonably related to the foregoing, in each case in a manner not in contravention of the terms of this Agreement and the other Loan Documents.

Section 7.18 Government Receivables. Without consent of the Lender, accept any payment directly from any Governmental Authority.

Section 7.19 Healthcare. Engage in (i) accepting risk for healthcare services, (ii) adjusting, managing, billing, or collecting of any claim for healthcare services by any healthcare provider, or (iii) the practice of medicine or provision of healthcare services under any applicable Law.

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Article VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1 or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of the Parent or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Lender by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than a representation or warranty that is expressly qualified by concepts of materiality or a Material Adverse Effect, in which case such representation or warranty shall prove to be incorrect in all respects) when made or deemed made or submitted; or

(d) any Loan Party shall fail to observe or perform any covenant or agreement contained in (i) Section 5.1(c) – (f), 5.2, 5.3, (with respect to any Loan Party’s existence), 5.7, 5.9, or 5.10 or Articles VI or VII or (ii) Sections 5.1(a) or (b) and, with respect to Sections 5.1(a) and (b), such failure shall remain unremedied for 5 Business Days after the earlier of (i) any Responsible Officer of any Loan Party becomes actually aware of such failure, or (ii) notice thereof shall have been given to any Borrower by the Lender;

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of any Loan Party becomes actually aware of such failure, or (ii) notice thereof shall have been given to Borrower by the Lender; or

(f) the Parent or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

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(g) the Parent or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar applicable Law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Parent or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar applicable Law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Parent or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) the Parent or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in liability to the Parent and the Subsidiaries in an aggregate amount exceeding $2,000,000; or

(k) any judgment or order for the payment of money in excess of $2,000,000, individually or in the aggregate (to the extent not (i) covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage in writing or (ii) capable of being satisfied using funds which are on deposit with the Lender), shall be rendered against the Parent or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) any non-monetary judgment or order shall be rendered against the Parent or any Subsidiary that would reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) a Change in Control shall occur or exist; or

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(n) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Lender any material part of the Liens purported to be created thereby, other than (x) as expressly permitted hereunder or thereunder, (y) as a result of acts or omissions by the Lender, in each case, which does not arise from the breach by any Loan Party of its obligations under the Loan Documents or (z) as a result of the satisfaction in full of all the Obligations; or any Loan Party contests in writing the validity or enforceability of the Loan Documents, taken as a whole; or any Loan Party denies in writing that it has any or further liability or obligation under the Loan Documents, taken as a whole (other than as a result of repayment in full of the Obligations and termination of the Commitments); or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document to which it is a party; or

(o) any Applicable Insurance Regulatory Authority shall issue any order of conservation or seizure, however denominated, relating to the Parent or any Insurance Brokerage Entity or shall take any other action to exercise control (A) over the Parent or any Insurance Brokerage Entity or (B) over any assets of the Parent or any Insurance Brokerage Entity.

(p) (a) the loss, suspension or revocation of, or failure to renew, any material (i) license, including, without limitation, any Insurance License, (ii) permit or (iii) authorization now held or hereafter acquired by any Loan Party or its Subsidiary, or (b) any other action shall be taken by any Governmental Authority in response to any alleged failure by the Borrower or any other Loan Party to be in compliance with applicable Law if such other action would reasonably be expected to have a Material Adverse Effect then, and in every such event (other than an event described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of the Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at Law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2 Application of Funds.

After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in either clause (g) or (h) of Section 8.1), any amounts received on account of the Obligations shall be applied by the Lender in its sole discretion and then, to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

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Article IX

THE GUARANTY

Section 9.1 The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Lender and each Affiliate of the Lender that enters into Bank Products or a Hedging Transaction with the Parent or any Subsidiary, and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

Section 9.2 Obligations Unconditional The obligations of the Guarantors under Section 9.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IX until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

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(d) any Lien granted to, or in favor of, the Lender or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Lender or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 9.3 Reinstatement The obligations of each Guarantor under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any applicable Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Lender and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Lender or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any applicable Debtor Relief Law.

Section 9.4 Certain Additional Waivers Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 9.2 and through the exercise of rights of contribution pursuant to Section 9.6.

Section 9.5 Remedies The Guarantors agree that, to the fullest extent permitted by applicable Law, as between the Guarantors, on the one hand, and the Lender and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.1) for purposes of Section 9.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 9.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 9.6 Rights of Contribution The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

Section 9.7 Guarantee of Payment; Continuing Guarantee The guarantee in this Article IX is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

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Section 9.8 Keepwell Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under this Agreement and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.8 or otherwise under this Agreement voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.8 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section 9.8 constitute, and this Section 9.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

Article X

MISCELLANEOUS

Section 10.1 Notices

(a) Written Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

To any Loan Party:	c/o Health Plan Intermediaries Holdings, LLC
15438 N. Florida Avenue, Suite 201
Tampa, Florida 33613-1223
Attention: Michael Hershberger
Facsimile: (877) 376-5832
Email: mhershberger@hiiquote.com

To the Lender:	SunTrust Bank
Mail Code GA-ATL-1906
One Town Center
3333 Peachtree Road NE
5th Floor
Atlanta, Georgia 30326
Attention: Jon Hart
Email: Jon.Hart@SunTrust.com

To the Lender (with respect to Letters of Credit):	SunTrust Bank
245 Peachtree Center Avenue, 17th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Facsimile: (404) 588-8129

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Lender shall not be effective until actually received by the Lender at its address specified in this Section.

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Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender, provided that the foregoing shall not apply to notices to the Lender pursuant to Article II unless the Lender has agreed to receive notices under such Section by electronic communication and has agreed to the procedures governing such communications. The Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.2 Waiver; Amendments

(a) No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by applicable Law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

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(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.3 Expenses; Indemnification

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender and its Affiliates, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted (x) from the gross negligence or willful misconduct of such Indemnitee (including any Related Party of such Indemnitee) or (y) solely from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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(c) To the extent permitted by applicable Law, no Loan Party and no Indemnitee shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided, that nothing in this clause (c) shall limit the indemnification obligations set forth in this Agreement with respect to damages awarded to third parties.

(d) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4 Successors and Assigns

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to an Affiliate of the Lender or an Approved Fund. If the consent of the Borrower to an assignment is required hereunder, the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been given to the Borrower by the Lender, unless such consent has been expressly refused by the Borrower prior to such fifth Business Day.

(c) Upon the execution and delivery of an assignment agreement by the Lender and such assignee and payment by such assignee of an amount equal to the purchase price agreed between the Lender and such assignee, such assignee shall be a party to this Agreement and, to the extent of the interest assigned by such assignment agreement, have the rights and obligations of a “Lender” under this Agreement, and the Lender shall, to the extent of the interest assigned by such assignment agreement, be released from its obligations under this Agreement.

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(d) The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to the extent affecting such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.15 to the same extent as if it were a “Lender” and had acquired its interest by assignment pursuant to clause (b) of this Section 10.4; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.15, with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a “Lender”. The Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 10.5 Governing Law; Jurisdiction; Consent to Service of Process

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the Law of the State of New York.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable Law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

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(c) Each Loan Party irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in clause (b) of this Section 10.5 and brought in any court referred to in clause (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 10.6 WAIVER OF JURY TRIAL EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7 Right of Setoff In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations held by the Lender irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and any application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower, the Parent and any of its Subsidiaries to the Lender.

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Section 10.8 Counterparts; Integration This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by facsimile transmission or by any other electronic imaging means (including .pdf), shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 10.9 Survival All covenants, agreements, representations and warranties made by any Loan Party herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10 Severability Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Confidentiality The Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Parent or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Parent or any Subsidiary, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Lender including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Lender or any Related Party on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) any rating agency, (viii) the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

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Section 10.12 Interest Rate Limitation Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable Law), shall have been received by the Lender.

Section 10.13 Waiver of Effect of Corporate Seal Each Loan Party represents and warrants to the Lender that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Law, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14 Patriot Act The Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the Patriot Act.

Section 10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates' understanding that that: (i) (A) the services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Lender, on the other hand, (B) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) the Lender has no obligation to Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests to Borrower, any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by Law, each of Borrower and the other Loan Parties hereby waive and release, any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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Section 10.16 Electronic Execution of Assignments and Certain Other Documents The words “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC,
a Delaware limited liability company

	By:	Health Insurance Innovations, Inc.,
a Delaware corporation, Managing Member

	By:	/s/ Michael D. Hershberger
	Name:	Michael D. Hershberger
	Title:	Chief Financial Officer

GUARANTORS:	HEALTH INSURANCE INNOVATIONS, INC.,
a Delaware corporation

	By:	/s/ Michael D. Hershberger
	Name:	Michael D. Hershberger
	Title:	Chief Financial Officer

INSURANCE CENTER OF EXCELLENCE, LLC,
a Delaware limited liability company

By:	HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC,
a Delaware limited liability company, Sole Member

By:	Health Insurance Innovations, Inc.,
a Delaware corporation, Managing Member

By:	/s/ Michael D. Hershberger
Name:	Michael D. Hershberger
Title:	Chief Financial Officer

SECURED SOFTWARE SOLUTIONS LLC,
a Florida limited liability company

By:	HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC,
a Delaware limited liability company, Sole Member

By:	Health Insurance Innovations, Inc.,
a Delaware corporation, Managing Member

By:	/s/ Michael D. Hershberger
Name:	Michael D. Hershberger
Title:	Chief Financial Officer

SUNRISE HEALTH PLANS, LLC,
a Florida limited liability company

By:	HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC,
a Delaware limited liability company, Sole Member

By:	Health Insurance Innovations, Inc.,
a Delaware corporation, Managing Member

By:	s/ Michael D. Hershberger
Name:	Michael D. Hershberger
Title:	Chief Financial Officer

SUNRISE GROUP MARKETING LLC,
a Florida limited liability company

By:	HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC,
a Delaware limited liability company, Sole Member

By:	Health Insurance Innovations, Inc.,
a Delaware corporation, Managing Member

By:	/s/ Michael D. Hershberger
Name:	Michael D. Hershberger
Title:	Chief Financial Officer

HEALTHPOCKET, INC.,
a Delaware corporation

By:	/s/ Michael D. Hershberger
Name:	Michael D. Hershberger
Title:	Chief Financial Officer

AMERICAN SERVICE INSURANCE AGENCY, LLC,
a Texas limited liability company

By:	HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC,
a Delaware limited liability company, Sole Member

By:	Health Insurance Innovations, Inc.,
a Delaware corporation, Managing Member

By:	/s/ Michael D. Hershberger
Name:	Michael D. Hershberger
Title:	Chief Financial Officer

LENDER:	SUNTRUST BANK, as the Lender

	By:	/s/ Jon Hart
	Name:	Jon Hart
	Title:	Vice President

SCHEDULE 4.15

SUBSIDIARIES

Legal Entity*	Tax ID	Form	State of Incorporation	Ownership	Authorized Capital Stock

Health Plan Intermediaries Holdings, LLC		Limited Liability Company	DE	12,600,418 Series A Membership Interests: Parent; 39,216 Series B Membership Interests: Health Plan Intermediaries Sub, Inc.; 3,802,451 Series B Membership Interests: Health Plan Intermediaries, Inc.	Unlimited Series A Membership Interests; 20,000,000 Series B Membership Interests

HealthPocket, Inc.		Corporation	DE	1,000 shares common stock: Borrower	1,000 shares common stock

American Service Insurance Agency LLC		Limited Liability Company	TX	Sole Member: Borrower	N/A

Insurance Center for Excellence, LLC		Limited Liability Company	DE	Sole Member: Borrower	N/A

Sunrise Group Marketing LLC		Limited Liability Company	FL	Sole Member: Borrower	N/A

Sunrise Health Plans, LLC		Limited Liability Company	FL	Sole Member: Borrower	N/A

Secured Software Solutions LLC		Limited Liability Company	FL	Sole Member: Borrower	N/A

* All listed entities are Loan Parties.

** Health Insurance Innovations, Inc., a Delaware corporation, is the ultimate corporate parent of the above listed legal entities. The authorized capital stock of Parent is 100,000,000 shares Class A common stock; 20,000,000 shares Class B common stock; 5,000,000 shares preferred stock; and issued and outstanding capital stock is 12,600,418 shares Class A common stock and 3,841,667 shares Class B common stock issued and outstanding.

SCHEDULE 4.17-1

LOCATIONS OF REAL PROPERTY

Legal Entity	Address

Health Plan Intermediaries Holdings, LLC	15438 N. Florida Avenue, Suite 201 Tampa, FL 33613

HealthPocket, Inc.	444 Castro Street, Suite 912 Mountain View, CA 94041

American Service Insurance Agency LLC	3216 Friendly Lane Haltom City, TX 76117 100 Chambers Circle, Suite 1004 Waxahachie, TX 75165

●	All locations are leased.

SCHEDULE 4.17-2

LOCATIONS OF CHIEF EXECUTIVE OFFICE, TAXPAYER IDENTIFICATION NUMBER, ETC.

Chief Executive Office	Address	Tax ID

Health Insurance Innovations, Inc.	15438 N. Florida Avenue, Suite 201 Tampa, FL 33613

Health Plan Intermediaries Holdings, LLC	15438 N. Florida Avenue, Suite 201 Tampa, FL 33613

HealthPocket, Inc.	444 Castro Street, Suite 912 Mountain View, CA 94041

American Service Insurance Agency LLC	15438 N. Florida Avenue, Suite 201 Tampa, FL 33613

Insurance Center for Excellence, LLC	15438 N. Florida Avenue, Suite 201 Tampa, FL 33613

Sunrise Group Marketing LLC	15438 N. Florida Avenue, Suite 201 Tampa, FL 33613

Sunrise Health Plans, LLC	15438 N. Florida Avenue, Suite 201 Tampa, FL 33613

Secured Software Solutions LLC	15438 N. Florida Avenue, Suite 201 Tampa, FL 33613

SCHEDULE 4.17-3

CHANGES IN LEGAL NAME, STATE OF FORMATION AND STRUCTURE

Current Name	Prior name	Notes

Sunrise Group Marketing LLC	Sunrise Group Marketing, Inc.	Converted from corporation to limited liability company on July 19, 2013

Sunrise Health Plans, LLC	Sunrise Health Plans, Inc.	Converted from corporation to limited liability company on July 19, 2013

Secured Software Solutions LLC	Secured Software Solutions, Inc	Converted from corporation to limited liability company on July 19, 2013

HealthPocket, Inc.		SV Merger Sub, Inc. merged with and into HealthPocket, Inc. effective July 14, 2014 with HealthPocket, Inc. continuing as the surviving entity.

Please also see “THE REOGRANIZATION OF OUR CORPORATE STRUCTURE” in the Parent’s Final IPO Prospectus filed with the SEC on Form 424B4

SCHEDULE 7.1

EXISTING INDEBTEDNESS

None.

SCHEDULE 7.2

EXISTING LIENS

None.

SCHEDULE 7.4

EXISTING INVESTMENTS

None.

Exhibit 2.3

[FORM OF] NOTICE OF REVOLVING BORROWING

[Date]

SunTrust Bank

Mail Code: GA-ATL-1906

One Town Center

3333 Peachtree Road NE

5th Floor

Atlanta, Georgia 30326

Attention: Jon Hart

Email: Jon.Hart@SunTrust.com

To Whom It May Concern:

Reference is made to the Credit Agreement dated as of July 17, 2017 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Guarantors identified therein, and SunTrust Bank, as the Lender. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Revolving Borrowing. The Borrower hereby requests a Borrowing of Revolving Loans under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Borrowing of Revolving Loans requested hereby:

(A)	Aggregate principal amount of Borrowing of Revolving Loans[1]:

(B)	Date of Borrowing of Revolving Loans (which is a Business Day):

(C)	Type of Revolving Loans comprising such Borrowing of Revolving Loans [2]:

(D)	[If Eurodollar Borrowing] Interest Period[3]:

[SIGNATURE ON FOLLOWING PAGE]

1 In the case of a Eurodollar Borrowing, not less than $100,000 or a larger multiple of $50,000; in the case of a Base Rate Borrowing, not less than $100,000 or a larger multiple of $50,000; provided, that Base Rate Loans made pursuant to Section 2.17(c) of the Credit Agreement may be made in lesser amounts as provided therein.

2 Borrowing of Eurodollar Loans or Base Rate Loans.

3 Which must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date, except as provided in clause (e) of the definition of “Interest Period”.

The Borrower hereby represents and warrants that the conditions specified in clauses (a) and (b) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC,
a Delaware limited liability company

By: Health Insurance Innovations, Inc.,
a Delaware corporation, Managing Member

By:
Name:
Title:

Exhibit 2.4

[Form of] Notice of Conversion/Continuation

[Date]

SunTrust Bank

Mail Code: GA-ATL-1906

One Town Center

3333 Peachtree Road NE

5th Floor

Atlanta, Georgia 30326

Attention: Jon Hart

Email: Jon.Hart@SunTrust.com

To Whom It May Concern:

Reference is made to the Credit Agreement dated as of July 17, 2017 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Guarantors identified therein, and SunTrust Bank, as the Lender. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Conversion/Continuation. The Borrower hereby requests a continuation or conversion under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the continuation or conversion requested hereby:

(A)	Aggregate principal amount of the Borrowing to be continued or converted[1]:

(B)	Date of continuation or conversion (which is a Business Day):

(C)	Type of Loans comprising such Borrowing[2]:

(D)	[If Eurodollar Borrowing] Interest Period[3]:

[SIGNATURE ON FOLLOWING PAGE]

1 In the case of a Eurodollar Borrowing, not less than $100,000 or a larger multiple of $50,000; in the case of a Base Rate Borrowing, not less than $100,000 or a larger multiple of $50,000.

2 Borrowing of Eurodollar Loans or Base Rate Loans.

3 Which must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date, except as provided in clause (e) of the definition of “Interest Period”.

The Borrower hereby represents and warrants that the conditions specified in clauses (a) and (b) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC,
a Delaware limited liability company

By: Health Insurance Innovations, Inc.,
a Delaware corporation, Managing Member

By:
Name:
Title:

Exhibit 2.7

[FORM OF] NOTE

__________, ____

FOR VALUE RECEIVED, HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to SUNTRUST BANK or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of July 17, 2017 among the Borrower, the Guarantors identified therein and SunTrust Bank, as the Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Lender for the account of the Lender in Dollars in immediately available funds at the Payment Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Florida Documentary Stamp Tax required by law in the amount of $2,450.00 has been paid or will be paid directly to the Department of Revenue, Certificate of Registration #58-0466330.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC,
a Delaware limited liability company

By: Health Insurance Innovations, Inc.,
a Delaware corporation, Managing Member

By:
Name:
Title:

Exhibit 5.1

[FORM OF] COMPLIANCE CERTIFICATE

In connection with the terms of that certain Credit Agreement, dated as of July 17, 2017 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors identified therein and SunTrust Bank, as the Lender, the undersigned certifies that the following information is true and correct, in all material respects, as of the date of this Compliance Certificate for the Fiscal Quarter ended ____________, 20___:

Capitalized terms used in this Compliance Certificate but not otherwise defined herein shall have the same meanings provided in the Credit Agreement.

[Use the following paragraph 1 for Fiscal Year-end financial statements and attach Parent’s most recent Annual Report on Form 10-K on file with the SEC]

1. Attached hereto as Schedule 1 are the annual audited financial statements required by Section 5.1(a) of the Credit Agreement for the Fiscal Year ending [_______] together with the audit report of independent public accountants required by such section.

[Use the following paragraph 1 for Fiscal Quarter-end financial statements and attach Parent’s most recent Quarterly Report on Form 10-Q on file with the SEC]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.1(b) of the Credit Agreement for the Fiscal Quarter ending [___________, ___].

2. [No][A] Default or Event of Default exists as of the date hereof. [If a Default or Event of Default then specify the details thereof and the action which the Loan Parties have taken or propose to take].

3. Set forth on Schedule 2 are reasonably detailed calculations demonstrating compliance with the financial covenants set forth in Article VI of the Credit Agreement.

4. All representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by concepts of materiality or a Material Adverse Effect, in which case such representations and warranties are true and correct in all respects) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by concepts of materiality or a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects as of such earlier date).

5. There has been [no][a] change in GAAP since December 31, 2016 that has not been disclosed in a previous Compliance Certificate. [If any change in GAAP has occurred that has not been disclosed in a previous Compliance Certificate, please specify the effect of such change on the financial statements accompanying this certificate or, if the effect of such change is described therein, reference such statement in the attached as applicable, Annual Report on Form 10-K or Quarterly Report on Form 10-Q of the Parent filed with the SEC].

6. There has been [no][a] change in the identity of the Subsidiaries as of the end of the aforementioned [Fiscal Quarter][Fiscal Year] from the Subsidiaries identified to the Lender [on the Closing Date][as of the most recently delivered Compliance Certificate]. [If any change in the identity of the Subsidiaries has occurred, please specify the details thereof].

[SIGNATURE ON FOLLOWING PAGE]

1

The foregoing is true and correct, in all material respects, as of the date hereof.

Dated as of _____________, ____.

HEALTH INSURANCE INNOVATIONS, INC.,
a Delaware corporation

By:
Name:
Title:

2

Exhibit 5.10

[FORM OF] GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Agreement”) dated as of __________, ____, is by and between __________, a __________ (the “New Subsidiary”), and SunTrust Bank, as the Lender under the Credit Agreement dated as of July 17, 2017 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) by and among HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors identified therein and SunTrust Bank, as the Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 5.10 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor”. Accordingly, the New Subsidiary hereby agrees with the Lender as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby, jointly and severally together with the other Guarantors, guarantees to the Lender, each Affiliate of the Lender that enters into Bank Products or Hedging Transactions with the Borrower or any Subsidiary, and each other holder of the Obligations, as provided in Article IX of the Credit Agreement, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and an “Obligor” for all purposes of the Security Agreement, and shall have all the obligations of an Obligor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (here and hereinafter as defined in the Security Agreement), the New Subsidiary hereby grants to the Lender, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the Collateral (as such term is defined in the Security Agreement) of the New Subsidiary.

3. The New Subsidiary hereby represents and warrants to the Lender that:

(i) Set forth on Schedule 1 is a list of all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(ii) Set forth on Schedule 2 is the chief executive office, U.S. tax payer identification number and organizational identification number of the New Subsidiary as of the date hereof.

(iii) The exact legal name and state of organization of the New Subsidiary is as set forth on the signature pages hereto.

(iv) Set forth on Schedule 3 is each location where assets of the New Subsidiary are located as of the date hereof.

(v) Except as set forth on Schedule 4, the New Subsidiary has not during the five years preceding the date hereof (A) changed its legal name, (B) changed its state of formation, or (C) been party to a merger, consolidation or other change in structure.

(vi) Set forth on Schedule 5 is a list of all IP Rights owned by the New Subsidiary as of the date hereof.

(vii) As of the date hereof, the New Subsidiary has no commercial tort claims involving a claim for damages in excess of $10,000 in any individual instance or $50,000 in the aggregate when taken together with all commercial tort claims of any of the Loan Parties not subject to a Lien in favor of the Lender, other than as set forth on Schedule 6.

(viii) Set forth on Schedule 7 is each Subsidiary of the New Subsidiary, together with (A) jurisdiction of formation, (B) number of shares of each class of Capital Stock outstanding, (C) if any, the certificate number(s) of the certificates evidencing such Capital Stock and number and percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Capital Stock and (D) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

4. The address of the New Subsidiary for purposes of all notices and other communications is the address set forth for any Loan Party in Section 10.1 of the Credit Agreement.

5. The New Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Subsidiary under Article IX of the Credit Agreement.

6. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and be governed by the Law of the State of New York.

[SIGNATURE PAGES TO FOLLOW]

2

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officers, and the Lender, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

SUNTRUST BANK, as the Lender

By:
Name:
Title:

3